Exhibit 99.1

Financial Contact:     Mimi Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION

NASHVILLE, Tenn., May 3, 2019- Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized it to repurchase up to $100 million of the Company’s common stock. The Company has exhausted its previous $125 million authorization from December 2018, pursuant to which the Company has repurchased roughly 2.8 million shares at a total cost of approximately $125 million. During the first quarter of fiscal 2020, 1.8 million of those shares were repurchased at a total cost of approximately $79.1 million. The new authorization is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About Genesco Inc.
Genesco Inc., a Nashville-based footwear specialty retailer and branded company, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.trask.com, and www.dockersshoes.com.  Genesco also sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.